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                                                                     Exhibit 5.1
                       [MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]


April 2, 1997




U.S. Office Products Company
1025 Thomas Jefferson Street, N.W.
Washington, D.C.  20007

Re: Registration Statement on Form S-8: U.S. Office Products Company
    Amended and Restated 1994 Long-Term Incentive Plan and Amended and Restated Employee Stock Purchase Plan


Ladies and Gentlemen:

We have acted as special counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), to be filed under the Securities Act of 1933, as amended (the "Act"), for the registration of 10,500,000 shares (the "Shares") of Common Stock, par value $.001 per share, to be offered and sold pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan and Amended and Restated Employee Stock Purchase Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, and such other records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

With respect to the issuance of any Shares, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Plans and against receipt of the consideration stipulated therefor which will be no less than the par value of the Shares.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP